News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb CEO and CFO Certify SEC Reports;
Chubb Will Begin Expensing Stock Options in 2003;
Company Repurchases 1 Million Shares

         WARREN, New Jersey, August 13, 2002 – The Chubb Corporation [NYSE: CB] announced today that Dean R. O’Hare, chairman and chief executive officer, and Weston M. Hicks, executive vice president and chief financial officer, had certified the company’s reports to the Securities and Exchange Commission in compliance with recent legislation and regulations. The certifications have been submitted to the SEC today. Copies of the certifications may be viewed at the company’s Web site, www.chubb.com (click on “Investors”).

         Chubb also announced that it will begin expensing the fair value of all stock options granted beginning January 1, 2003 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. As previously disclosed in Chubb’s 2001 Annual Report, had Chubb accounted for all applicable stock-based compensation using the fair-value based method, Chubb’s 2001 net income would have been reduced by $0.26 per share.

         Chubb estimates that adopting SFAS No. 123 would reduce 2003 earnings by approximately $0.11 per share. If Chubb were to continue to follow its historic practices as to the number and terms of the stock options it grants, Chubb estimates that its annual stock option expense under SFAS No. 123 would increase to approximately $0.25 per share in 2005. However, Chubb has made modifications to the mix of cash and equity in its incentive compensation program that are expected to reduce the earnings impact of expensing stock options beginning in 2003.

         In addition, Chubb announced that since it reported its second quarter earnings on July 29th, 2002, it has repurchased 1.0 million shares of its common stock at an average cost of $62.69 per share.

For further information contact:	Investors:	Weston M. Hicks (908) 903-4334

Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682